UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM 40-F

[X] REGISTRATION STATEMENT PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

OR

[  ] ANNUAL REPORT PURSUANT TO SECTION 13(a) OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended ______________Commission File Number ______________

FORMATION CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA, CANADA	1090	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1510 - 999 West Hastings Street

Vancouver, B.C.

V6C 2W2 CANADA

Tel: (604) 682-6229

(Address and telephone number of Registrant’s principal executive offices)

Formation Capital Corporation, U.S.

812 Shoup Street

Salmon, Idaho  83467

Tel: (208) 756-4578

 (Name, address (including zip code) and telephone number (including area code)

of agent for service in the United States)

---------------------

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class:	Name of exchange on which registered:
Common Shares, no par value	American Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

For annual reports, indicate by check mark the information filed with this Form.

[  ] Annual information form     [  ] Audited annual financial statements

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report.  N/A

Indicate by check mark whether the Registrant by filing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934 (the “Exchange Act”).  [  ] Yes  [X] No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

[  ] Yes  [X] No

EXPLANATORY NOTE

The Registrant is filing this Amendment No. 3 to its Registration Statement on Form 40-F solely for the purpose of filing Exhibits 99.59 and 99.60, which have been made publicly available subsequent to the filing of the Registrant’s initial Registration Statement on Form 40-F.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

FORMATION CAPITAL CORPORATION

By: /s/

Paul Farquharson

Name:

Paul Farquharson

Title:

Chief Financial Officer

Date: October 17, 2005

EXHIBIT INDEX

The following exhibits have been filed as part of this Registration Statement:

Annual Information

Exhibit	Description
99.1

Annual Information Form of the Registrant for the fiscal year ended February 28, 2005, dated May 20, 2005, as filed with the British Columbia, Alberta and Ontario Securities Commissions on May 27, 2005.*

99.2

U.S. GAAP reconciliation which includes audited comparative financial statements of the Registrant and notes thereto for the years ended February 28, 2005 and February 29, 2004, together with the report of the auditors thereon.**

99.3	Annual Report of the Registrant for the year ended February 28, 2005, filed May 27, 2005.*
99.4	Management’s Discussion and Analysis for the years ended February 28, 2005 and February 29, 2004, filed May 27, 2005.*
99.5	Annual Information Form of the Registrant for the fiscal year ended February 29, 2004, filed July 19, 2004.*
99.6	Audited Financial Statements for the year ended February 29, 2004, filed July 19, 2004.*
99.7	Annual Report of the Registrant for the year ended February 29, 2004, filed July 20, 2004.*
99.8	Management’s Discussion and Analysis for the years ended February 29, 2004 and February 28, 2003, filed July 19, 2004.*

Quarterly Information

Exhibit	Description
99.9	Interim Unaudited Consolidated Financial Statements of the Registrant for the nine months ended November 30, 2004, filed January 17, 2005.*
99.10	Management’s Discussion and Analysis for the nine months ended November 30, 2004 and 2003, filed January 17, 2005.**
99.11	Interim Unaudited Consolidated Financial Statements of the Registrant for the six months ended August 31, 2004, filed October 15, 2004.*
99.12	Management’s Discussion and Analysis for the six months ended August 31, 2004 and 2003, filed October 15, 2004.**
99.13	Interim Unaudited Consolidated Financial Statements of the Registrant for the three months ended May 31, 2004, filed July 15, 2004.*
99.14	Management’s Discussion and Analysis for the three months ended May 31, 2004 and 2003, filed July 16, 2004, as amended.*
99.15	Management’s Discussion and Analysis for the three months ended May 31, 2004 and 2003, filed July 15, 2004.*

Shareholder Meeting Materials

Exhibit	Description
99.16	Form of Proxy for use in connection with the June 24, 2005 Annual General Meeting, filed May 26, 2005.*
99.17	Management Information Circular of the Registrant dated May 1, 2005 issued in connection with the June 24, 2005 Annual General Meeting, filed May 26, 2005.*
99.18	Notice of Annual General Meeting, issued in connection with the June 24, 2005 Annual General Meeting, filed May 26, 2005.*
99.19	Advance Notice of Meeting and Record Dates, issued in connection with June 24, 2005 Annual General Meeting, filed April 27, 2005.*
99.20	Report of Voting Results from the August 13, 2004 Annual General Meeting of shareholders, filed September 16, 2004.*
99.21	Form of Proxy for use in connection with the August 13, 2004 Annual General Meeting of shareholders, filed July 19, 2004.*
99.22	Management Information Circular of the Registrant dated July 1, 2004 issued in connection with the August 13, 2004 Annual General Meeting of shareholders, filed July 19, 2004.*
99.23	Notice of Annual General Meeting, issued in connection with the August 13, 2004 Annual General Meeting of shareholders, filed July 19, 2004.**
99.24	Advance Notice re Annual General Meeting and Record Date, issued in connection with the August 13, 2004 Annual General Meeting of shareholders, filed June 18, 2004.**

Technical Reports

Exhibit	Description
99.25	Technical Report on the Idaho Cobalt Project, dated April 30, 2005.*

Material Change Reports and Press Releases

Exhibit	Description
99.26	Press Release of the Registrant dated April 7, 2005.*
99.27	Material Change Report of the Registrant dated April 6, 2005.*
99.28	Press Release of the Registrant dated April 1, 2005.*
99.29	Press Release of the Registrant dated March 18, 2005.*
99.30	Material Change Report of the Registrant dated March 2, 2005.*
99.31	Press Release of the Registrant dated February 28, 2005.*
99.32	Press Release of the Registrant dated February 11, 2005.*
99.33	Press Release of the Registrant dated February 7, 2005.*
99.34	Press Release of the Registrant dated January 26, 2005.*
99.35	Press Release of the Registrant dated January 25, 2005.*
99.36	Material Change Report of the Registrant dated January 18, 2005.*
99.37	Press Release of the Registrant dated January 18, 2005.*
99.38	Press Release of the Registrant dated December 21, 2004.*
99.39	Press Release of the Registrant dated December 3, 2004.*
99.40	Press Release of the Registrant dated October 28, 2004.*
99.41	Material Change Report of the Registrant dated October 7, 2004.*
99.42	Press Release of the Registrant dated September 27, 2004.*
99.43	Material Change Report of the Registrant dated September 23, 2004.*
99.44	Press Release of the Registrant dated August 19, 2004.*
99.45	Press Release of the Registrant dated August 4, 2004.*
99.46	Press Release of the Registrant dated July 7, 2004.*
99.47	Press Release of the Registrant dated June 29, 2004.*
99.48	Press Release of the Registrant dated June 14, 2004.*
99.49	Press Release of the Registrant dated May 14, 2004.*
99.50	Press Release of the Registrant dated March 3, 2004.*

Corporate Documents

Exhibit	Description
99.51	Articles of the Registrant, filed May 19, 2005.**
99.52	Notice of Articles, filed May 19, 2005.**
99.53	Shareholder Rights Plan of the Registrant, filed May 19, 2005.**

Consents

Exhibit	Description
99.54	Consent of Deloitte & Touche LLP.*
99.55	Consent of Neil B. Prenn.*
99.56	Consent of Allan V. Moran.*

Additional Documents

Exhibit	Description
99.57	Interim Unaudited Consolidated Financial Statements of the Registrant for the three months ended May 31, 2005, filed July 15, 2005.***
99.58	Management’s Discussion and Analysis for the three months ended May 31, 2005 and 2004, filed July 15, 2005.***
99.59	Interim Unaudited Consolidated Financial Statements of the Registrant for the six months ended August 31, 2005, filed October 17, 2005.
99.60	Management’s Discussion and Analysis for the six months ended August 31, 2005 and 2004, filed October 17, 2005.

*  Previously filed with the Commission on May 27, 2005 in the Registrant’s initial Registration Statement on Form 40-F.

**  Previously filed with the Commission on June 8, 2005 in the Registrant’s Amendment No. 1 to Registration Statement on Form 40-F.

*** Previously filed with the Commission on July 15, 2005 in the Registrant’s Amendment No. 2 to Registration Statement on Form 40-F.